Exhibit 10.11

February 8, 2010

Mr. Steve Nye

[OMITTED]

[OMITTED]

Dear Steve:

Infoblox Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Executive Vice President of Product Strategy and Corporate Development, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $240,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to receive a non-guaranteed, quarterly bonus of up to $21,000 of which 100% will be based upon the attainment of internal company goals. The Company reserves the rights to modify, rescind, or delete or add to the provision of the bonus plans from time to time in its sole and absolute discretion.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 1,100,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2003 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the

Mr. Steve Nye February 08, 2010 Page 2

exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then you will be vested in the shares purchasable under the option described in this Section 4 as if you had completed an additional 24 months of employment.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Board.

5. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your base salary for a period of 6 months following the termination of your employment and will vest you in your option shares as if you had continued in employment for 6 additional months. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 6-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment.

However, this Paragraph 5 will not apply unless you (a) resign as a member of the boards of directors of the Company and all of its subsidiaries, to the

Mr. Steve Nye February 08, 2010 Page 3

extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property. Moreover, the amount of the salary continuation payments under this Paragraph 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts

Mr. Steve Nye February 08, 2010 Page 4

or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 12, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before March 1, 2010.

Very truly yours,

INFOBLOX INC.

By:	/s/ Robert Thomas
Robert Thomas: Chief Executive Officer

I have read and accept this employment offer:

/s/ Steve Nye
Signature of Steve Nye

Dated:	2/10/10

Attachment

Exhibit A: Proprietary Information and Inventions Agreement